Reliant Bancorp, Inc. Declares Cash Dividend of $0.12 Per Share
Brentwood, Tenn. – (July 20, 2021) – Reliant Bancorp, Inc. (“Reliant”) (Nasdaq: RBNC), the parent company for Reliant Bank, announced today that its Board of Directors declared a quarterly cash dividend of $0.12 per share payable on August 12, 2021, to shareholders of record as of the close of business on July 30, 2021.This quarter’s dividend of $0.12 per share represents a 20% increase compared with the same quarter in 2020 and highlights Reliant’s growth since that time.

Contact:
DeVan Ard, Jr., Chairman and CEO, Reliant Bancorp, Inc. (615.221.2087)
About Reliant Bancorp, Inc. and Reliant Bank
Reliant Bancorp, Inc. is a Brentwood, Tennessee-based financial holding company which, through its wholly owned subsidiary Reliant Bank, operates banking centers in Tennessee. Reliant Bank is a full-service commercial bank that offers a variety of deposit, lending, and mortgage products and services to business and consumer customers. As of June 30, 2021, Reliant Bancorp had approximately $3.1 billion in total consolidated assets, approximately $2.3 billion in loans held for investment and approximately $2.6 billion in deposits. For additional information, locations and hours of operation, please visit www.reliantbank.com.

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